Vanguard Florida Long-Term Tax-Exempt
Fund
Supplement to the Prospectus and Summary Prospectus
Dated
March 29, 2011
The Board of Trustees of Vanguard Florida Long-Term Tax-Exempt
Fund approved a
change to the Fund?s primary investment strategies that will allow the Fund to invest up to 50% of its assets in non-Florida municipal bonds.
The Board approved the change because there is no longer a tax benefit associated with owning only Florida municipal bonds since the elimination of the
Florida Intangible Property Tax. The Fund will begin to hold a more broadly diversified portfolio of municipal bonds. Changes to the portfolio will be made in the normal course of business.
The Fund will continue to invest a majority of its assets in municipal bonds of
Florida issuers and at least 80% of the Fund?s assets will be invested in securities whose income is exempt from federal and Florida taxes, if any.
The Fund?s Investment Objective will remain unchanged.
? 2011 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 18 052011